Delaware PAGE 1
________________________
The First State

    I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HALCYON JETS HOLDINGS,

    CHANGING ITS NAME FROM "HALCYON JETS HOLDINGS, INC." TO "ALLIANCE NETWORK COMMUNICATIONS HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF AUGUST, A_ D. 2009, AT 1:53 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4391005 8100 090798022

You may verify this certificate online at corp.delaware.gov/autver.shtml

State of fwlaware Secretary of State Division oeCorporations Delivered 02:00 PM 08/21/2009 FILED 01:53 PM 08/21/2009 SEW 090798022 - 4391005 FILE

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
HALCYON JETS HOLDINGS, INC.
A Delaware Corporation

    Halcyon Jets Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

    DOES HEREBY CERTIFY:

    FIRST: That the Certificate of Incorporation of the Corporation be amended by changing Article First to read as follows:

    FIRST: The name of this Corporation is Alliance Network Communications Holdings, Inc.

    SECOND: That the Certificate of Incorporation of the Corporation be amended by changing Article Second to read as follows: SECOND: The address, including street number, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County.

    THIRD; That the Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to Article Fourth thereof:

The presently issued and outstanding Common Stock of the corporation, $.01 par value, shall at 5:00 p.m., Eastern Time, on August 21, 2009 (the "Effective Time"), be deemed to be "reverse split," and in the furtherance thereof, there shall, after the Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock of the Corporation for and instead of each fifteen (15) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective TiMe. To the extent that any shareholder shall be deemed after the Effective Time as a result of this Amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share. Each shareholder of record as of the Effective Time shall be entitled to receive from the Corporation's transfer agent a certificate representing the number of shares of the Common Stock to which such shareholder is entitled hereunder up on delivery to the Corporation's transfer agent of a certificate or certificates representing the number of shares owned by such shareholder of record as of the Effective Time.

    FOURTH: That said amendment was duly adopted in accordance with the provisions of the Delaware General Corporation Law.

    FIFTH:  That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the undersigned has executed this certificate on August 21, 2009 and certifies under penalty of perjury that he has read the foregoing and knows the contents thereof, and that the statements therein are true and correct of his own knowledge.

HALCYON JETS HOLDINGS, INC.

By:	/s/ Gregory D. Cohen
Gregory D. Cohen, Chief Executive Officer

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